EXHIBIT 10.10

TRANSITION AGREEMENT

        This TRANSITION AGREEMENT dated as of April 18, 2006, by and between Derma Sciences, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania and having its principal place of business at 214 Carnegie Center, Suite 100, Princeton, New Jersey 08540 (“Buyer”), and Western Medical, Inc., a corporation organized under the laws of the State of New Jersey and having its principal place of business at 64 North Summit Street, Tenafly, New Jersey 07670 (“Seller”). Unless the context otherwise requires, capitalized terms used in this Assignment have the meanings ascribed to them herein.

RECITALS

        WHEREAS, pursuant to a certain Asset Purchase Agreement between the Seller and the Buyer dated January 26, 2006, as amended by a certain Extension Letter dated March 21, 2006, the Buyer is acquiring certain assets of the Seller, as more particularly described in the Asset Purchase Agreement;

        WHEREAS, Buyer has requested that certain staff members of Seller remain “in place” at the Seller’s headquarters located at 64 North Summit Street, Tenafly, New Jersey 07670, in order to assist Buyer in assuring a smooth transition of assets from Seller to Buyer pursuant to the Asset Purchase Agreement;

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually covenant and agree as follows:

        1.    The following employees of Seller shall remain in place at Seller’s headquarters located at 64 North Summit Street, Tenafly, New Jersey 07670, for the period from April 18, 2006 through at least May 31, 2006 (the “transition period”), to assist Buyer in the smooth transition of assets, as aforesaid:

Kendra Manzi Christine Mariotti Matthew Molloy Nancy Rosado Ruth Fernandez

        2.    The salaries and benefits of the aforementioned employees shall be paid by Buyer, until the transition period terminates.

        3.    This Agreement may be extended, in writing, beyond May 31, 2006, at the discretion of Buyer, if Buyer deems it to be appropriate under the circumstances to continue with Buyer’s and Seller’s efforts to assure a smooth transition of assets from the Seller to the Buyer.

        4.    In addition to salaries and benefits, all overhead costs incurred by Seller which are associated with the continued employment of the aforementioned staff members through May 31, 2006, or thereafter, shall be borne by Buyer. In no event shall said overhead expenses exceed the sum of $7,500.00 per month. Buyer shall pay said overhead expenses upon receipt of invoices from Seller therefor.

        5.    No amendment hereunder shall be effective unless in writing signed by the parties hereto, and no waiver hereunder shall be effective unless in writing signed by the party to be charged. No failure to exercise and no delay in exercising and right, remedy or power hereunder shall operate as a waiver thereof to preclude either party from exercising any other right, remedy or power.

        6.    This Transition Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The parties hereby irrevocably consent to the exclusive jurisdiction of the Courts located in the State of New Jersey, in and for the County of Bergen, for the resolution of any and all disputes arising hereunder.

DERMA SCIENCES, INC.
By:
Edward J. Quilty President and Chief Executive Officer
WESTERN MEDICAL, LTD.
By:
Christopher Fuhrman President and Chief Executive Officer